US SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON D.C. 20549

                                  FORM 12b-25

NOTIFICATION OF LATE FILING                      SEC FILE NUMBER:_______

                                                 CUSIP NUMBER:__________
(Check One)

[X] Form 10-K and Form 10-KSB     [ ] Form 20-F       [ ] Form 11-K
          [ ] Form 10-Q and From 10-QSB     [ ] From N-SAR

  For Period Ended:___December 31, 1996________________________________
  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR
  For Transition Period Ended:_________________________________________

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  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:____________________
___________________________________________________________________________

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Part I - Registrant Information

   Full name of Registrant

   Saf T Lok Incorporated



   Former Name if Applicable

   __________________________________________________




   18245 SE Federal Highway
   Tequesta, Florida 33469
   (Address of Principal Executive Office)

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Part II - Rules 12b-25(b) and (c)

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[X] If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

   (b) The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-KSB or portion thereof could not be filed within the prescribed period.

  As of the date of this filing, the Company has been unable to have its auditors complete their work and produce an audited financial statement. Consequently, the Company is unable at this time to prepare the following 10-KSB sections: Financial Statements, Management's Discussion and Analysis.

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Part IV - Other Information

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(1) Name and telephone number of person to contact in regard to this notification:

    Franklin W. Brooks        (561) 743-5625


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is NO, identify report(s).

                                           [X]  Yes      [ ] No

(3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                           [ ]  Yes      [X] No

  If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Saf T Lok Incorporated
            (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 1997          By: // Franklin W. Brooks
                                   ---------------------------------
                                    Franklin W. Brooks, chairman